Oppenheimer Developing Markets Fund
                            Exhibit 24(b)(16) to Form N-1A
                        Performance Data Computation Schedule


The Fund's average annual total returns and total returns are calculated as described below, on the basis of the Fund's distributions, for the past 10 years which are as follows:

   Distribution          Amount From       Amount From
   Reinvestment          Investment        Long or Short-Term      Reinvestment
   (Ex)Date              Income            Capital Gains           Price

Class A Shares No dividends declared.


Class B Shares No dividends declared.


Class C Shares No dividends delcared.



1.  Cumulative Total Returns for the Periods Ended 08/31/97:

    The formula for calculating cumulative total return is as follows:

              (ERV - P) / P  =  Cumulative Total Return

Class A Shares

Examples, assuming a maximum               Examples at NAV:
   sales charge of 5.75%:

   Inception Year                          Inception Year

   $1,208.29 - $1,000 /$1,000 =  20.83%    $1,282.00 - $1,000 /$1,000 =  28.20%


Class B Shares

Examples, assuming a maximum               Examples at NAV:
   contingent deferred sales charge
   of 5.00% for the inception year:

  Inception Year                           Inception Year

   $1,223.00 - $1,000 /$1,000 =  22.30%    $1,273.00 - $1,000 /$1,000 =  27.30%


Class C Shares

Examples, assuming a maximum               Examples at NAV:
   contingent deferred sales charge
   of 1.00% for the inception year:

Inception Year                             Inception Year

   $1,264.00 - $1,000 /$1,000 =  26.40%    $1,274.00 - $1,000 /$1,000 =  27.40%